Exhibit 99.1

CORMEDIX INC. APPOINTS ALAN W. DUNTON, M.D. TO BOARD OF DIRECTORS

Berkeley Heights, NJ – March 4, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that Alan W. Dunton, M.D. has been appointed unanimously to the Company’s Board of Directors. Dr. Dunton becomes the sixth member of the Company’s Board, filling a vacant seat previously occupied by Gary Gelbfish, M.D., who resigned in January 2019.

Khoso Baluch, CorMedix Chief Executive Officer stated, “I am excited to have Alan join the board of CorMedix. His significant experience in senior capacities and more recently as a consultant within the pharmaceutical industry will be important to us as we complete Neutrolin’s development and prepare to file the New Drug Application. He has participated significantly in developing and achieving approval of over 20 prescription and OTC drugs. He has led major pharma R&D and regulatory divisions and has been a director of approximately 20 public and private companies. We are pleased to have the benefit of his advice, experience and counsel.”

Dr. Dunton commented, “I am excited to be part of the CorMedix board. I look forward to making contributions to the continued success of the Company. I believe that CorMedix’s lead product Neutrolin, which prevents serious infections in patients with central venous catheters, will have a profound and positive impact on medical practice.”

Myron Kaplan, Chairman of the CorMedix Board of Directors added, “CorMedix is focused on attracting to its Board individuals with significant relevant and complementary experience in the pharmaceutical industry to help complete successfully the development of Neutrolin as a lock solution for central venous catheters and to realize the potential of the other taurolidine-based assets in our product pipeline to produce the most value we can for our shareholders. Alan’s insights will be very helpful to us as the work continues towards Neutrolin’s approval, and we welcome his involvement.”

Dr. Dunton has devoted his 35-year career to the discovery and development of new drug products. Most recently, he was Senior Vice President of Research and Development at Purdue Pharmaceuticals L.P., based in Stamford, CT. During his career, Dr. Dunton has built a successful consulting company, Danerius LLC. He was also chief executive officer of two biotech companies, and was President and Managing Director of the Janssen Research Foundation, the R&D and regulatory arm of the pharmaceutical division of Johnson & Johnson. His earlier experience includes positions at Roche, Syntex, and Novartis. Dr. Dunton holds an M.D. from New York University School of Medicine, where he completed a residency in internal medicine. He was a Fellow in Clinical Pharmacology at the New York Hospital/Cornell University Medical Center. In 1987, he was awarded The Nellie Westerman Prize from the American Federation for Clinical Research for his work in medical ethics.

Dr. Dunton currently serves on the boards of two public companies, Palatin Technologies, Inc. and Oragenics, Inc. He chairs the compensation committee and is a member of the audit committee of each of these companies. He is also a member of the board of Cytogel Pharma LLC, a private bio-pharmaceutical development company focused on developing products for pain.

 About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections have significant treatment costs and lead to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provide the potential for priority review of a marketing application by FDA and allow for a total of ten years of market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Neutrolin development path; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746

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